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For Immediate Release

UNIVERSAL DISPLAY CORPORATION ANNOUNCES
FIRST QUARTER 2013 FINANCIAL RESULTS

Ewing, New Jersey - May 9, 2013 - Universal Display Corporation (NASDAQ: PANL), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today announced its results for the first quarter of 2013.

The company reported a net loss of $4.8 million, or ($0.10) per diluted share for the quarter ended March 31, 2013, compared to a net loss of $1.2 million, or ($0.03) per diluted share, in the first quarter of 2012. Revenues for the first quarter of 2013 were $15.0 million, up 19% compared to first quarter 2012 revenues of $12.6 million, led by a 21% increase in material sales to $12.8 million compared to first quarter 2012 material sales of $10.6 million. Within overall material sales, commercial material sales were $10.5 million in the first quarter of 2013, up 40% compared to $7.5 million for the first quarter of 2012. The increase in commercial material sales was due mainly to greater demand for our green emitter and host materials from our AMOLED display customers. Royalty and license revenues for the quarter were $1.3 million, up from $422,000 in the first quarter of 2012, primarily due to increased material sales to certain customers, for which a portion of total consideration is allocated to license fees. Technology development and support revenue in the quarter was $925,000 compared to $1.7 million for the first quarter of 2012. The reduction is mainly due to decreased technology development contracts.

No revenue was recognized under the Samsung Display Corporation (SDC) licensing agreement in the quarter, as SDC is obligated to make licensing payments in just the second and fourth quarters of the year.

The Company anticipates recognizing $20 million in licensing revenue under the SMD contract in the each of the second and fourth quarters of this year.

“Commercial material revenues were up 40% in the first quarter as we began shipping production quantities of both green emitter and host materials,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “With two different color materials shipping at production volumes, we now have more than twice as much content in commercial products than at any previous point in the company's history. As we build our organization to capitalize on this emerging market, we believe we can achieve attractive gross margins and leverage our fixed infrastructure to create excellent returns for shareholders.”

Operating expenses for the first quarter of 2013 were $22.1 million, up 56% compared to $14.2 million in the first quarter of 2012. Approximately $2.7 million of the increase was due to higher patent and amortization of acquired technology expenses, which primarily reflects amortization associated with the FUJIFILM Corporation OLED patent portfolio acquisition. Reflecting the company's continued commitment to developing new materials and technology, research and development expense was up $2.3 million, which included $1.0 million to scale up a new red emitter material to commercial status. Cost of materials in the quarter was up approximately $2.0 million from the first quarter of 2012 primarily due to an increase in the quantity of materials sold, changes in product mix, and increased raw material costs for certain products.

The Company's balance sheet remained strong at quarter end, with cash, cash equivalents and short-term investments totaling $220.8 million as of March 31, 2013, compared to $243.9 million as of December 31, 2012. Cash used in operating activities for the first quarter of 2013 was $10.9 million compared to cash used in operating activities of $2.0 million in the first quarter of 2012. The increase in cash used in operations in the first quarter of 2013 was mainly due to an over $7 million reduction in current liabilities as well as an increase in pretax net loss of $2.1 million, which amount excludes the impact of non-cash items.

Mr. Rosenblatt concluded, “Strong demand for our proprietary PHOLED material is an encouraging indication that manufacturers of products from handheld displays to televisions and lighting are showing strong interest in our materials and technology. Commercial production level of green material shipments this quarter represents another inflection point in our growth. To continue to encourage the development of a healthy, growing and broad-based market for OLED technology and materials, we are making significant investments in the development of new and improved materials and systems, establishing new relationships, and developing more cost effective OLED manufacturing processes. To further our industry leadership, we continue to strengthen our organization to assure we remain the preeminent source of OLED technology and materials. Over the past several years, we have surpassed many milestones commercializing our technology, expanding our footprint, and now seeing our new materials enter the market. The increasing adoption of our technology and the strong reception OLED-powered devices are receiving in the market are extremely encouraging signs we are at the dawn of a new age of displays. Yet, we believe the market offers industry leaders like Universal Display vast opportunities to expand upon our initial successes and become a key enabler of more efficient and versatile display, lighting and associated products.”

Guidance
The company's arrangement with SDC provides a substantial amount of visibility into its potential future financial performance. Although the OLED industry is still at a stage where many variables can have a material effect on growth, in an effort to increase our transparency, Universal Display is providing the following financial guidance. Again with the caveat that the OLED industry is still in an early stage, the company believes that its revenues will be in the range of $110 million to $125 million for fiscal 2013.

Conference Call
In conjunction with this release, Universal Display will host a conference call, followed by a question and answer session, on Thursday, May 9, 2013 at 5:00 p.m. Eastern Time. Interested parties may participate by calling 888-713-4487 at 5:00 p.m. Eastern Time and referencing conference ID 9739266. The conference call will be simultaneously broadcast live over the Internet through a webcast on the Universal Display website. To access the call, please visit the events portion of the website at www.universaldisplay.com. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation
Universal Display Corporation (Nasdaq: PANL) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 3,000 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and white lighting. The company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Based in Ewing, New Jersey, with international offices in Ireland, South Korea, Hong Kong, Japan and Taiwan, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc. The company has also established relationships with companies such as AU Optronics Corporation, DuPont Displays, Inc., Innolux Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., Moser Baer Technologies Inc., Panasonic Idemitsu OLED Lighting Co., Pioneer Corporation, Samsung Display Corporation, Seiko Epson Corporation, Sony Corporation, Showa Denko K.K., and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit www.universaldisplay.com.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation's technologies and potential applications of those technologies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation's current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation's periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation's annual report on Form 10-K for the year ended December 31, 2012. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

(in thousands, except for share and per share data)

	March 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45,536	$85,923
Short-term investments	175,311	158,018
Accounts receivable	10,527	8,657
Inventory	9,082	11,018
Other current assets	7,632	3,929
Total current assets	248,088	267,545
PROPERTY AND EQUIPMENT, net	12,512	11,808
ACQUIRED TECHNOLOGY, net	102,196	104,624
INVESTMENTS	4,868	1,270
OTHER ASSETS	259	277
TOTAL ASSETS	$367,923	$385,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,622	$7,596
Accrued expenses	5,706	10,394
Deferred revenue	3,826	4,273
Other current liabilities	35	36
Total current liabilities	15,189	22,299
DEFERRED REVENUE	2,966	3,153
RETIREMENT PLAN BENEFIT LIABILITY	10,084	9,837
Total liabilities	28,239	35,289
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 46,587,199 and 46,561,437 shares issued at March 31, 2013 and December 31, 2012, respectively	466	465
Additional paid-in capital	564,379	564,883
Accumulated deficit	(208,969)	(204,211)
Accumulated other comprehensive loss	(5,536)	(5,702)
Treasury stock, at cost (401,501 and 205,902 shares at March 31, 2013 and December 31, 2012, respectively)	(10,658)	(5,202)
Total shareholders’ equity	339,684	350,235
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$367,923	$385,524

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands, except for share and per share data)

	Three Months Ended March 31,
	2013	2012
REVENUE:
Material sales	$12,752	$10,529
Royalty and license fees	1,299	422
Technology development and support revenue	925	1,669
Total revenue	14,976	12,620
OPERATING EXPENSES:
Cost of material sales	3,092	1,088
Research and development	8,938	6,661
Selling, general and administrative	5,171	4,311
Patent costs and amortization of acquired technology	4,617	1,868
Royalty and license expense	312	250
Total operating expenses	22,130	14,178
Operating loss	(7,154)	(1,558)
INTEREST INCOME	210	357
INTEREST EXPENSE	(8)	(20)
LOSS BEFORE INCOME TAXES	(6,952)	(1,221)
INCOME TAX BENEFIT	2,194	—
NET LOSS	(4,758)	(1,221)

NET LOSS PER COMMON SHARE:
BASIC	$(0.10)	$(0.03)
DILUTED	$(0.10)	$(0.03)
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE:
BASIC	45,823,414	45,749,072
DILUTED	45,823,414	45,749,072

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

(in thousands)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,758)	$(1,221)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred revenue	(678)	(917)
Depreciation	509	418
Amortization of intangibles	2,742	15
Amortization of premium and discount on investments, net	(116)	(238)
Stock-based employee compensation	1,174	800
Stock-based compensation to Board of Directors and Scientific Advisory Board	224	213
Retirement plan benefit expense	417	388
(Increase) decrease in assets:
Accounts receivable	(1,870)	2,019
Inventory	1,936	(1,731)
Other current assets	(3,703)	(827)
Other assets	18	15
(Decrease) increase in liabilities:
Accounts payable and accrued expenses	(6,837)	(1,987)
Other current liabilities	—	(1)
Deferred revenue	44	1,042
Net cash used in operating activities	(10,898)	(2,012)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(549)	(1,802)
Additions to intangibles	(69)	—
Purchase of investments	(102,142)	(139,512)
Proceeds from sale of investments	81,364	178,638
Net cash (used in) provided by investing activities	(21,396)	37,324
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	93	71
Repurchase of common stock	(5,456)	—
Proceeds from the exercise of common stock options and warrants	66	541
Payment of withholding taxes related to stock-based employee compensation	(2,796)	(3,473)
Net cash used in financing activities	(8,093)	(2,861)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(40,387)	32,451
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	85,923	111,795
CASH AND CASH EQUIVALENTS, END OF PERIOD	$45,536	$144,246